Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND YEAR END OF FISCAL YEAR 2017

Continuing to Win New Business from Competitors and Ramping Up New Programs;
Expecting return to growth in second half of fiscal 2018

Spokane Valley, WA— August 1, 2017 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and year ended July 1, 2017.
For the fourth quarter of fiscal year 2017, Key Tronic reported total revenue of $118.5 million, compared to $123.9 million in the same period of fiscal year 2016. For fiscal year 2017, total revenue was $467.8 million, compared to $485.0 million for fiscal year 2016.
Net income for the fourth quarter of fiscal year 2017 was $1.3 million or $0.12 per share, compared to $2.1 million or $0.20 per share for the same period of fiscal year 2016. For fiscal year 2017, net income was $5.6 million or $0.51 per share, compared to $6.5 million or $0.58 per share for fiscal year 2016.
For the fourth quarter of fiscal year 2017, gross margin was 8.3% and operating margin was 2.0%, compared to 8.7% and 2.8%, respectively, in the same period of fiscal year 2016. The results for the fourth quarter of fiscal 2017 include approximately $3.2 million in revenue for shipped excess inventory for a prior customer at cost, which had no contribution to margins.
“During fiscal 2017, our revenue and margins were impacted by declining demand from some longstanding customers, which was not yet offset by the continued ramp up in revenue from our new programs,” said Craig Gates, President and Chief Executive Officer. “While the EMS business is very competitive, we continued to win new business during the year, including two new programs involving gaming and seismic monitoring devices awarded in the fourth quarter, bringing the total number of significant program wins to nine for the fiscal year.”
“Throughout fiscal 2017, we made significant investments in improving our customer support organization and expanding our SMT, sheet metal and plastic molding capabilities in preparation for future growth. Moving into fiscal 2018, we continue to see a strong pipeline of potential new business and our new programs continue to ramp. We believe we’re well positioned to see growth in revenue and increasing profitability in the second half of fiscal 2018.”

Business Outlook
For the first quarter of fiscal year 2018, the Company expects to report revenue in the range of $110 million to $115 million, and earnings in the range of $0.10 to $0.15 per diluted share. These expected results assume an effective tax rate of 25% in the quarter.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-378-4439 or +1-323-794-2130 (Access Code: 3803457). A replay will be available by calling 888-203-1112 or +1 719-457-0820 (Access Code: 3803457). A replay will also be available on the Company’s Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2018. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net sales	$118,544	$123,905	$467,797	$484,965
Cost of sales	108,704	113,064	429,497	446,140
Gross profit	9,840	10,841	38,300	38,825
Research, development and engineering expenses	1,637	1,701	6,393	6,397
Selling, general and administrative expenses	5,845	5,664	22,363	22,012
Total operating expenses	7,482	7,365	28,756	28,409
Operating income	2,358	3,476	9,544	10,416
Interest expense, net	581	591	2,288	2,265
Income before income taxes	1,777	2,885	7,256	8,151
Income tax provision	441	739	1,639	1,618
Net income	$1,336	$2,146	$5,617	$6,533
Net income per share — Basic	$0.12	$0.20	$0.52	$0.61
Weighted average shares outstanding — Basic	10,760	10,714	10,756	10,710
Net income per share — Diluted	$0.12	$0.20	$0.51	$0.58
Weighted average shares outstanding — Diluted	10,856	10,966	10,917	11,278

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 1, 2017	July 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$373	$1,018
Trade receivables, net of allowance for doubtful accounts of $84 and $135	65,193	61,678
Inventories	101,590	107,006
Other	11,037	11,757
Total current assets	178,193	181,459
Property, plant and equipment, net	30,496	27,925
Other assets:
Deferred income tax asset	6,981	8,982
Goodwill	9,957	9,957
Other intangible assets	4,800	5,928
Other	2,413	1,673
Total other assets	24,151	26,540
Total assets	$232,840	$235,924
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,078	$58,967
Accrued compensation and vacation	10,005	9,571
Current portion of debt	5,841	5,000
Other	8,829	10,572
Total current liabilities	77,753	84,110
Long-term liabilities:
Term loans	18,773	21,250
Revolving loan	18,335	18,073
Other long-term obligations	1,412	6,909
Total long-term liabilities	38,520	46,232
Total liabilities	116,273	130,342
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,725 shares, respectively	45,797	45,227
Retained earnings	73,545	67,928
Accumulated other comprehensive loss	(2,775)	(7,573)
Total shareholders’ equity	116,567	105,582
Total liabilities and shareholders’ equity	$232,840	$235,924